Exhibit 99.1

SYSCO REPORTS SECOND QUARTER NET EARNINGS OF $211 MILLION AND

DILUTED EPS OF $0.36 ($0.40 after adjusting for certain items)

HOUSTON, February 3, 2014 — Sysco Corporation (NYSE: SYY) today announced financial results for its 13-week second fiscal quarter ended December 28, 2013.

Second Quarter Fiscal 2014 Highlights

•	Sales were $11.2 billion, an increase of 4.1% from $10.8 billion in the second quarter of fiscal 2013.

•	Operating income was $352 million, a decrease of 8.1%, compared to $383 million in last year’s second quarter.

•	Diluted earnings per share (EPS) were $0.36, which was 5.3% lower compared to $0.38 in last year’s second quarter.

•	After adjusting for certain items, which mainly related to an increase in the estimate of Sysco’s self-insurance reserve, adjusted[1] diluted EPS was $0.40, or flat compared to the prior year. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $0.47, or a 4.1% decrease compared to the prior year.

First Half Fiscal 2014 Highlights

•	Sales were $23.0 billion, an increase of 4.9% from $21.9 billion in the first half of fiscal 2013.

•	Operating income was $830 million, a decrease of 3.7%, compared to $861 million in last year’s first half.

•	Diluted EPS was $0.84, which was 2.3% lower compared to $0.86 in last year’s first half.

•	After adjusting for certain items, which mainly related to an increase in the estimate of Sysco’s self-insurance reserve, adjusted diluted EPS was $0.88 which was 1.1% lower compared to the prior year. After further adjusting for business transformation expenses, to reflect the performance of the company’s underlying business, adjusted diluted EPS was $1.02, or a 3.8% decrease compared to the prior year period.

•	Cash flow from operations increased 18.5% to $458 million in the first half of fiscal 2014, and free cash flow[1] increased 64% to $211 million.

[1]	See Non-GAAP Reconciliation below for more information.

“Our second quarter results were achieved in a market environment that, once again, was quite challenging for many of our customers, especially those who operate in the casual dining restaurant segment. Sales growth during the quarter was modest, and slowed somewhat as the quarter progressed, and gross margin continued to be pressured,” said Bill DeLaney, Sysco’s president and chief executive officer. “However, we are encouraged with our expense management performance which was driven by the ongoing successful implementation of our broad array of Business Transformation initiatives. Additionally, following the recent announcement of our proposed merger with US Foods, we are excited to begin integration planning that will ultimately bring the best of both companies together. This will enhance our ability to serve our customers, strengthen supplier partnerships and further engage our employees.”

Second Quarter Fiscal 2014 Summary

Sales for the second quarter were $11.2 billion, an increase of 4.1% compared to sales in the same period last year. Food cost inflation was 0.8%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and seafood categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.9%, and the impact of changes in foreign exchange rates for the second quarter decreased sales by 0.6%. Case volume for the company’s Broadline and SYGMA operations combined grew 4.3% during the quarter, including acquisitions, and approximately 2.7%, excluding acquisitions.

Gross profit for the second quarter was $2.0 billion, an increase of 0.7%, compared to the prior year. Operating expenses in the second quarter increased $44 million, or 2.8%, compared to the prior year period. In addition, operating expenses in the second quarter of fiscal 2014 reflect $33 million in certain items mainly related to an increase in the estimate of Sysco’s self-insurance reserve. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.4%.

Operating income was $352 million in the second quarter, decreasing $31 million, or 8.1% compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income decreased 7.6%.

Net earnings for the second quarter were $211 million, a decrease of $11 million, or 4.8%, compared to the prior year. Diluted EPS in the second quarter of fiscal 2014 was $0.36, which was 5.3% lower compared to last year’s second quarter. Excluding certain items and business transformation expenses, adjusted diluted EPS was $0.47, which was a 4.1% decrease, compared to the prior year period.

First Half Fiscal 2014 Summary

Sales for the first half of fiscal 2014 were $23.0 billion, an increase of 4.9% compared to sales in the same period last year. Food cost inflation was 1.4%, as measured by the estimated change in Sysco’s product costs, driven mainly by inflation in the meat and produce categories. In addition, sales from acquisitions (within the last 12 months) increased sales by 1.9%, and the impact of changes in foreign exchange rates for the first half of the fiscal year decreased sales by 0.5%. Case volume for the company’s Broadline and SYGMA operations combined grew 4.2% during the first half, including acquisitions, and approximately 2.2%, excluding acquisitions.

Gross profit for the first half was $4.0 billion, an increase of 1.2%, compared to the prior year. Operating expenses in the first half increased $80 million, or 2.6%, compared to operating expenses in the prior year period. In addition, operating expenses reflect $36 million in certain items. Excluding certain items and business transformation expenses, adjusted operating expenses increased 3.4%.

Operating income was $830 million in the first half, decreasing $31 million, or 3.7% compared to operating income in the prior year. Excluding certain items and business transformation expenses, adjusted operating income decreased 5.0%.

Net earnings for the first half were $496 million, a decrease of $12 million, or 2.3%, compared to the prior year. Diluted EPS in the first half of fiscal 2014 was $0.84, which was 2.3% lower compared to last year’s first half. Excluding certain items and business transformation expenses, adjusted diluted EPS was $1.02, which was a decrease of 3.8%, compared to the prior year.

Cash Flow and Capital Spending

Cash flow from operations was $458 million for the first half of fiscal 2014, compared to $387 million in the first half of fiscal 2013, or an increase of 18.5%. Total capital expenditures totaled $135 million for the second quarter, and $270 million for the first half of the year. The primary areas for investment included facility replacements and expansions, replacements to Sysco’s fleet, and technology.

Free cash flow2 increased 64.4% in the first half of fiscal 2014 to $211 million compared to the first half of fiscal 2013.

Additional Information

Beginning in the first quarter of fiscal 2014, Sysco changed its classification of certain intercompany purchases from the previous classification used in fiscal 2013. This change impacted gross profit and operating expense, but had no impact to operating income or net earnings. See the table below for more information and a presentation of reclassified prior year financial results for fiscal 2013 and fiscal 2012.

Conference Call & Webcast

Sysco’s second quarter fiscal 2014 earnings conference call will be held on Monday, February 3, 2014, at 10:00 a.m. Eastern. A live webcast of the call, a copy of this press release and a slide presentation, will be available online at www.sysco.com in the Investors section.

About Sysco

Sysco is the global leader in selling, marketing and distributing food products to restaurants, healthcare and educational facilities, lodging establishments and other customers who prepare meals away from home. Its family of products also includes

[2]	See Non-GAAP Reconciliation below for more information.

equipment and supplies for the foodservice and hospitality industries. The company operates 193 distribution facilities serving approximately 425,000 customers. For Fiscal Year 2013 that ended June 29, 2013, the company generated sales of more than $44 billion. For more information, visit www.sysco.com or connect with Sysco on Facebook at www.facebook.com/SyscoCorporation or Twitter at www.twitter.com/Sysco. For important news regarding Sysco, visit the Investor Relations portion of the company’s Internet home page at www.sysco.com/investors, follow us at www.twitter.com/SyscoStock and download the new Sysco IR App, available on the iTunes App Store and the Google Play Market. In addition, investors should also continue to review our press releases and filings with the Securities and Exchange Commission. It is possible that the information we disclose through any of these channels of distribution could be deemed to be material information.

Forward-Looking Statements

Statements made in this press release or in our earnings call for the second quarter of fiscal 2014 that look forward in time or that express management’s beliefs, expectations or hopes are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the views of management at the time such statements are made and are subject to a number of risks, uncertainties, estimates, and assumptions that may cause actual results to differ materially from current expectations. These statements include our plans and expectations related to and the benefits and expected timing of our business transformation initiatives, and our plans and expectations related to and the benefits of the proposed merger with US Foods. These statements also include expectations regarding our operating performance results, market conditions, our expense management and Broadline cost per case performance, business transformation expenses, and capital expenditures. In addition, these statements include our expectations and plans to accelerate sales growth with our locally-managed customers and mitigate gross margin pressures. The success of our business transformation initiatives and expectations regarding our operating performance are subject to the general risks associated with our business, including the risks of interruption of supplies due to lack of long-term contracts, severe weather, crop conditions, work stoppages, intense competition, technology disruptions, dependence on large regional and national customers, inflation risks, the impact of fuel prices, adverse publicity, and labor issues. Risks and uncertainties also include risks impacting the economy generally, including the risks that the current general economic conditions will deteriorate, or consumer confidence in the economy may not increase and decreases in consumer spending, particularly on food-away-from-home, may not reverse. Market conditions may not improve. Our locally-managed customers comprise a significant portion of our overall volumes and an even greater percentage of profitability because of the high level of valued added services we typically provide to this customer group. If sales from our locally managed customers do not grow at the same rate as sales from regional and national customers, our gross margins may continue to decline. Our ability to meet our long-term strategic objectives to grow the profitability of our business depends largely on the success of our Business Transformation Project. There are various risks related to the project, including the risk that the project and its various components may not provide the expected benefits in our anticipated time frame, if at all, and may prove costlier than expected; the risk that the actual costs of the ERP system may be greater or less than currently expected because we have encountered, and may continue to encounter, the need for changes in design or revisions of the project calendar and budget, including the incurrence of expenses at an earlier or later time than currently anticipated; the risk that our business and results of operations may be adversely affected if we experience continued delays in deployment, additional operating problems, cost overages or limitations on the extent of the business transformation during the ERP implementation process; and the risk of adverse effects to our business, results of operations and liquidity if the ERP system, and the associated process changes, do not prove to be cost effective or do not result in the cost savings and other benefits at the levels that we anticipate. In fiscal 2013, we delayed the deployment of certain components of our ERP system so that we could address certain areas of improvement. In the first half of fiscal 2014, we installed a major scheduled update to the ERP system and deployed the system to one additional location. We have deployed the system to two additional locations in January 2014, and plan to implement an update in February 2014. Planned deployments in the coming quarters are dependent upon the success of the ERP system and the updates at the current locations. We may experience delays, cost overages or operating problems when we deploy the system to additional locations. Our plans related to and the timing of the implementation of the ERP system, as well as the cost transformation and category management initiatives, are subject to change at any time based on management’s subjective evaluation of our overall business needs. We may fail to realize anticipated benefits, particularly expected cost savings, from our cost transformation initiative. If we are unable to realize the anticipated benefits from our cost cutting efforts, we could become cost disadvantaged in the marketplace, and our competitiveness and our profitability could decrease. We may also fail to realize the full anticipated benefits of our category management initiative, and may be unable to successfully execute the initiative in our anticipated timeline. Capital expenditures may vary from those projected based on changes in business plans and other factors, including risks related to the implementation of our business transformation initiatives and our regional distribution centers, the timing and successful completions of acquisitions, construction schedules and the possibility that other cash requirements could result in delays or cancellations of capital spending. The consummation of the merger with US Foods is subject to regulatory approval and the satisfaction of certain conditions, and we cannot predict whether the necessary conditions will be satisfied or waived and the requisite regulatory approvals received. Sysco and US Foods may be required to take certain actions to obtain regulatory approval for the merger, including the divestiture of assets, which could negatively impact the projected benefits of the merger. Termination of the merger agreement with US Foods could require Sysco to make a termination payment of $300 million, which could adversely impact Sysco’s stock price, liquidity and financial condition. As a result of uncertainties surrounding the proposed merger, prospective suppliers and customers may delay or decline to enter into agreements with us, and we may also lose current suppliers and customers, and fail to retain key employees. The pending merger and our current pre-merger integration planning efforts may divert our management’s attention from day-to-day business operations and the execution of our business transformation initiatives, which could result in performance shortfalls. Integration of the businesses of Sysco and US Foods may be more difficult, costly or time consuming than expected, and the merger may not result in any or all of the anticipated benefits, including cost synergies. We may fail to retain some of US Foods’ vendors and customers after the proposed merger. Consummation of the merger will require Sysco to incur significant additional indebtedness, which could adversely impact our financial condition and may hinder our ability to obtain additional financing and pursue other business and investment opportunities. For a discussion of additional factors impacting Sysco’s business, see the Company’s Annual Report on Form 10-K for the year ended June 29, 2013, as filed with the Securities and Exchange Commission, and the Company’s subsequent filings with the SEC. Sysco does not undertake to update its forward-looking statements.

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED RESULTS OF OPERATIONS (Unaudited)

(In Thousands, Except for Share and Per Share Data)

	13-Week Period Ended		26-Week Period Ended
	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012
Sales	$11,237,969	$10,796,890	$22,952,236	$21,883,806
Cost of sales	9,273,018	8,844,780	18,921,798	17,901,901

Gross profit	1,964,951	1,952,110	4,030,438	3,981,905
Operating expenses	1,613,174	1,569,459	3,200,463	3,120,472

Operating income	351,777	382,651	829,975	861,433
Interest expense	29,784	32,242	60,312	63,110
Other income, net	(4,211)	(1,753)	(8,745)	(4,230)

Earnings before income taxes	326,204	352,162	778,408	802,553
Income taxes	115,369	130,793	281,983	294,586

Net earnings	$210,835	$221,369	$496,425	$507,967

Net earnings:
Basic earnings per share	$0.36	$0.38	$0.85	$0.86
Diluted earnings per share	0.36	0.38	0.84	0.86
Average shares outstanding	584,253,842	587,091,968	585,761,409	587,760,060
Diluted shares outstanding	587,926,287	589,751,933	589,516,342	590,130,537
Dividends declared per common share	$0.29	$0.28	$0.57	$0.55

- more -

	Dec. 28, 2013	June 29, 2013	Dec. 29, 2012
ASSETS
Current assets
Cash and cash equivalents	$449,863	$412,285	$320,805
Accounts and notes receivable, less allowances of $69,078, $47,345, and $67,926	3,289,930	3,183,114	3,168,120
Inventories	2,506,581	2,396,188	2,436,109
Deferred income taxes	121,095	136,211	116,887
Prepaid expenses and other current assets	73,272	61,925	68,675
Prepaid income taxes	80,115	17,704	49,189

Total current assets	6,520,856	6,207,427	6,159,785
Plant and equipment at cost, less depreciation	3,967,176	3,978,071	3,960,636
Other assets
Goodwill	1,915,922	1,884,235	1,802,630
Intangibles, less amortization	191,568	205,719	153,358
Restricted cash	157,841	145,328	145,247
Other assets	259,662	243,167	249,646

Total other assets	2,524,993	2,478,449	2,350,881

Total assets	$13,013,025	$12,663,947	$12,471,302

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Notes payable	$57,733	$41,632	$42,754
Accounts payable	2,443,704	2,428,215	2,249,968
Accrued expenses	1,043,656	1,072,134	941,525
Current maturities of long-term debt	204,157	207,301	253,170

Total current liabilities	3,749,250	3,749,282	3,487,417
Other liabilities
Long-term debt	2,944,083	2,639,986	2,809,290
Deferred income taxes	230,914	266,222	94,987
Other long-term liabilities	784,988	816,647	1,178,035

Total other liabilities	3,959,985	3,722,855	4,082,312
Commitments and contingencies
Shareholders’ equity
Preferred stock, par value $1 per share, Authorized 1,500,000 shares, issued none	—	—	—
Common stock, par value $1 per share, Authorized 2,000,000,000 shares, issued 765,174,900 shares	765,175	765,175	765,175
Paid- in capital	1,105,382	1,059,624	954,988
Retained earnings	8,676,012	8,512,786	8,359,768
Accumulated other comprehensive loss	(446,417)	(446,937)	(605,709)
Treasury stock at cost, 180,889,626, 179,068,430 and 179,819,753 shares	(4,796,362)	(4,698,838)	(4,572,649)

Total shareholders’ equity	5,303,790	5,191,810	4,901,573

Total liabilities and shareholders’ equity	$13,013,025	$12,663,947	$12,471,302

- more -

Sysco Corporation and its Consolidated Subsidiaries

CONSOLIDATED CASH FLOWS (Unaudited)

(In Thousands)

	26-Week Period Ended
	Dec. 28, 2013	Dec. 29, 2012
Cash flows from operating activities:
Net earnings	$496,425	$507,967
Adjustments to reconcile net earnings to cash provided by
Share-based compensation expense	43,906	39,423
Depreciation and amortization	271,147	249,593
Deferred income taxes	(27,126)	(39,603)
Provision for losses on receivables	12,704	16,422
Other non-cash items	1,729	(246)
Additional investment in certain assets and liabilities, net of effect of businesses acquired:
(Increase) in receivables	(113,716)	(157,073)
(Increase) in inventories	(110,043)	(222,170)
(Increase) decrease in prepaid expenses and other current assets	(14,088)	11,367
Increase in accounts payable	8,529	23,619
(Decrease) in accrued expenses	(21,130)	(32,644)
(Decrease) in accrued income taxes	(59,172)	(64,663)
(Increase) decrease in other assets	(7,161)	1,785
(Decrease) increase in other long-term liabilities	(19,620)	53,364
Excess tax benefits from share-based compensation arrangements	(4,220)	(356)

Net cash provided by operating activities	458,164	386,785

Cash flows from investing activities:
Additions to plant and equipment	(270,432)	(261,576)
Proceeds from sales of plant and equipment	23,480	3,229
Acquisition of businesses, net of cash acquired	(22,461)	(194,237)
(Increase) in restricted cash	(12,513)	(18,019)

Net cash used for investing activities	(281,926)	(470,603)

Cash flows from financing activities:
Bank and commercial paper borrowings (repayments) net	304,471	48,100
Other debt borrowings	14,731	43,482
Other debt repayments	(13,056)	(10,789)
Debt Issuance Costs	(15,262)	—
Proceeds from common stock reissued from treasury for share-based compensation awards	160,422	90,853
Treasury stock purchases	(266,638)	(143,526)
Dividends paid	(328,279)	(315,904)
Excess tax benefits from share-based compensation arrangements	4,220	356

Net cash used for financing activities	(139,391)	(287,428)

Effect of exchange rates on cash	731	3,184

Net increase (decrease) in cash and cash equivalents	37,578	(368,062)
Cash and cash equivalents at beginning of period	412,285	688,867

Cash and cash equivalents at end of period	$449,863	$320,805

Supplemental disclosures of cash flow information:
Cash paid during the period for:
Interest	$63,185	$63,598
Income taxes	368,596	404,791

- more -

Sysco Corporation and its Consolidated Subsidiaries

COMPARATIVE SEGMENT DATA (Unaudited)

(In Thousands)

	13-Week Period Ended		26-Week Period Ended
	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012
Sales:
Broadline	$9,081,675	$8,779,069	$18,628,063	$17,836,733
SYGMA	1,536,271	1,411,815	3,059,461	2,832,570
Other	695,617	659,861	1,407,499	1,320,462
Intersegment	(75,594)	(53,855)	(142,787)	(105,959)

Total	$11,237,969	$10,796,890	$22,952,236	$21,883,806

Comparative Supplemental Statistical Information Related to Sales (Unaudited)

Comparative Sysco Brand Sales and Marketing Associate-Served Sales data are summarized below.

	13-Week Period Ended		26-Week Period Ended
	Dec. 28, 2013	Dec. 29, 2012	Dec. 28, 2013	Dec. 29, 2012
Sysco Brand Sales as a % of MA- Served Sales	49.02%	48.33%	48.69%	47.73%
Sysco Brand Sales as a % of Broadline Sales	35.61%	36.32%	35.86%	36.34%
MA-Served Sales as a % of Broadline Sales	39.15%	40.34%	40.70%	42.05%

Data excludes U.S. Meat operations

- more -

Sysco Corporation and its Consolidated Subsidiaries

Reclassified Fiscal 2013 and Fiscal 2012 Results of Operations by Quarter (Unaudited)

(In Thousands)

Beginning in the first quarter of fiscal 2014, we classified intercompany purchases through our specialty operating companies differently than our previous classification used in fiscal 2013 and fiscal 2012. This classification change impacts cost of sales, gross profit and operating expenses. Sales and operating income are not impacted. Our December 28, 2013 consolidated results of operations have been reclassified to conform to the current year presentation. Reclassified amounts for the remaining quarters and the full fiscal year of fiscal 2013 and fiscal 2012 are as follows:

	Fiscal Quarter Ending
	Mar. 30, 2013	Jun. 29, 2013	Fiscal 2013
Sales	$10,926,371	$11,601,056	$44,411,233
Cost of sales	8,983,890	9,528,836	36,414,626

Gross profit	1,942,481	2,072,220	7,996,607
Operating expenses	1,605,279	1,612,377	6,338,129

Operating income	$337,202	$459,843	$1,658,478

Reclassified amounts for the quarters and full fiscal year of fiscal 2012 are as follows:

	Fiscal Quarter Ending
	Oct. 1, 2011	Dec. 31, 2011	Mar. 31, 2012	Jun. 30, 2012	Fiscal 2012
Sales	$10,586,390	$10,244,421	$10,504,746	$11,045,382	$42,380,939
Cost of sales	8,614,335	8,373,066	8,607,633	9,006,631	34,601,665

Gross profit	1,972,055	1,871,355	1,897,113	2,038,751	7,779,274
Operating expenses	1,462,715	1,444,357	1,458,283	1,523,287	5,888,642

Operating income	$509,340	$426,998	$438,830	$515,464	$1,890,632

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

Sysco’s results of operations are impacted by certain items which include charges from restructuring our executive retirement plans, multiemployer pension charge, severance charges, US Foods merger costs, change in estimate of self insurance and charges from facility closures. Management believes that adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove these certain items provides an important perspective with respect to our results and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted totals facilitate comparison on a year-over-year basis.

Sysco’s results of operations are further impacted by costs from our multi-year Business Transformation Project. Management believes that further adjusting its operating expenses, operating income, net earnings and diluted earnings per share to remove the impact of the Business Transformation Project expenses provides an important perspective with respect to underlying business trends and results and provides meaningful supplemental information to both management and investors that is indicative of the performance of the company’s underlying operations and facilitates comparison on a year-over year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the certain items noted above. Each period has been further adjusted to remove expenses related to the Business Transformation Project.

	13-Week	13-Week	13-Week	13-Week
	Period Ended	Period Ended	Period Change	Period
	Dec. 28, 2013	Dec. 29, 2012	in Dollars	% Change
Operating expenses (GAAP)	$1,613,174	$1,569,459	$43,715	2.8%
Impact of Restructuring Executive Retirement Plans	(1,035)	(12,163)	11,128	-91.5
Impact of MEPP charge	(1,451)	(2,457)	1,006	-40.9
Impact of Severance charges	(2,014)	(5,669)	3,655	-64.5
Impact of US Foods Merger costs	(4,352)	—	(4,352)	NM
Impact of Change in Estimate of Self Insurance	(23,841)	—	(23,841)	NM
Impact of Facility Closure charges	(736)	(1,362)	626	-46.0

Operating expenses adjusted for certain items (Non-GAAP)	$1,579,745	$1,547,808	$31,937	2.1%
Impact of Business Transformation Project costs	(63,416)	(81,362)	17,946	-22.1

Adjusted operating expenses underlying bus. (Non-GAAP)	$1,516,329	$1,466,446	$49,883	3.4%
Operating Income (GAAP)	$351,777	$382,651	$(30,874)	-8.1%
Impact of Restructuring Executive Retirement Plans	1,035	12,163	(11,128)	-91.5
Impact of MEPP charge	1,451	2,457	(1,006)	-40.9
Impact of Severance charges	2,014	5,669	(3,655)	-64.5
Impact of US Foods Merger costs	4,352	—	4,352	NM
Impact of Change in Estimate of Self Insurance	23,841	—	23,841	NM
Impact of Facility Closure charges	736	1,362	(626)	-46.0

Operating income adjusted for certain items (Non-GAAP)	$385,206	$404,302	$(19,096)	-4.7%
Impact of Business Transformation Project costs	63,416	81,362	(17,946)	-22.1

Adjusted operating income underlying bus. (Non-GAAP)	$448,622	$485,664	$(37,042)	-7.6%
Net earnings (GAAP)	$210,835	$221,369	$(10,534)	-4.8%
Impact of Restructuring Executive Retirement Plans (net of tax)	669	7,646	(6,977)	-91.3
Impact of MEPP charge (net of tax)	938	1,544	(606)	-39.2
Impact of Severance charges (net of tax)	1,302	3,564	(2,262)	-63.5
Impact of US Foods Merger costs (net of tax)	2,813	—	2,813	NM
Impact of Change in Estimate of Self Insurance (net of tax)	15,408	—	15,408	NM
Impact of Facility Closure charges (net of tax)	476	856	(380)	-44.4

Net earnings adjusted for certain items (Non-GAAP)	$232,441	$234,979	$(2,538)	-1.1%
Impact of Business Transformation Project costs (net of tax)	40,986	51,144	(10,158)	-19.9

Adjusted net earnings underlying business (Non-GAAP) (1)	$273,427	$286,123	$(12,696)	-4.4%
Diluted earnings per share (GAAP)	$0.36	$0.38	$(0.02)	-5.3%
Impact of Restructuring Executive Retirement Plans	-—	0.01	(0.01)	-100.0
Impact of MEPP charge	—	—	—	0.0
Impact of Severance charges	—	0.01	(0.01)	-100.0
Impact of US Foods Merger costs	—	—	—	0.0
Impact of Change in Estimate of Self Insurance	0.03	—	0.03	NM
Impact of Facility Closure charges	—	—	—	0.0

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.40	$0.40	$—	0.0%
Impact of Business Transformation Project costs	0.07	0.09	(0.02)	-22.2

Adjusted diluted EPS underlying business (Non-GAAP) (2)	$0.47	$0.49	$(0.02)	-4.1%
Diluted shares outstanding	587,926,287	589,751,933

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, US Foods merger costs, change in estimate of self insurance, charges from facility closures and Business Transformation expenses was $34,254 and $38,259 for the 13-week periods ended December 28, 2013 and December 29, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each quarter’s effective tax rate.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Certain Items and Underlying Business

(In Thousands, Except for Share and Per Share Data)

	26-Week	26-Week	26-Week	26-Week
	Period Ended	Period Ended	Period Change	Period
	Dec. 28, 2013	Dec. 29, 2012	in Dollars	% Change
Operating expenses (GAAP)	$3,200,463	$3,120,472	$79,991	2.6%
Impact of Restructuring Executive Retirement Plans	(1,550)	(12,163)	10,613	-87.3
Impact of MEPP charge	(1,451)	(2,457)	1,006	-40.9
Impact of Severance charges	(3,596)	(11,746)	8,150	-69.4
Impact of US Foods Merger costs	(4,352)	—	(4,352)	NM
Impact of Change in Estimate of Self Insurance	(23,841)	—	(23,841)	NM
Impact of Facility Closure charges	(1,475)	(1,750)	275	-15.7

Operating expenses adjusted for certain items (Non-GAAP)	$3,164,198	$3,092,356	$71,842	2.3%
Impact of Business Transformation Project costs	(130,044)	(159,044)	29,000	-18.2

Adjusted operating expenses underlying bus. (Non-GAAP)	$3,034,154	$2,933,312	$100,842	3.4%
Operating Income (GAAP)	$829,975	$861,433	$(31,458)	-3.7%
Impact of Restructuring Executive Retirement Plans	1,550	12,163	(10,613)	-87.3
Impact of MEPP charge	1,451	2,457	(1,006)	-40.9
Impact of Severance charges	3,596	11,746	(8,150)	-69.4
Impact of US Foods Merger costs	4,352	—	4,352	NM
Impact of Change in Estimate of Self Insurance	23,841	—	23,841	NM
Impact of Facility Closure charges	1,475	1,750	(275)	-15.7

Operating income adjusted for certain items (Non-GAAP)	$866,240	$889,549	$(23,309)	-2.6%
Impact of Business Transformation Project costs	130,044	159,044	(29,000)	-18.2

Adjusted operating income underlying bus. (Non-GAAP)	$996,284	$1,048,593	$(52,309)	-5.0%
Net earnings (GAAP)	$496,425	$507,967	$(11,542)	-2.3%
Impact of Restructuring Executive Retirement Plans (net of tax)	988	7,698	(6,710)	-87.2
Impact of MEPP charge (net of tax)	925	1,555	(630)	-40.5
Impact of Severance charges (net of tax)	2,293	7,434	(5,141)	-69.2
Impact of US Foods Merger costs (net of tax)	2,775	—	2,775	NM
Impact of Change in Estimate of Self Insurance (net of tax)	15,203	—	15,203	NM
Impact of Facility Closure charges (net of tax)	941	1,108	(167)	-15.1

Net earnings adjusted for certain items (Non-GAAP)	$519,550	$525,762	$(6,212)	-1.2%
Impact of Business Transformation Project costs (net of tax)	82,929	100,659	(17,730)	-17.6

Adjusted net earnings underlying business (Non-GAAP) (1)	$602,479	$626,421	$(23,942)	-3.8%
Diluted earnings per share (GAAP)	$0.84	$0.86	$(0.02)	-2.3%
Impact of Restructuring Executive Retirement Plans	—	0.01	(0.01)	-100.0
Impact of MEPP charge	—	—	—	0.0
Impact of Severance charges	—	0.01	(0.01)	-100.0
Impact of US Foods Merger costs	—	—	—	0.0
Impact of Change in Estimate of Self Insurance	0.03	—	0.03	NM
Impact of Facility Closure charges	—	—	—	0.0

Diluted EPS adjusted for certain items (Non-GAAP) (2)	$0.88	$0.89	$(0.01)	-1.1%
Impact of Business Transformation Project costs	0.14	0.17	(0.03)	-17.6

Adjusted diluted EPS underlying business (Non-GAAP) (2)	$1.02	$1.06	$(0.04)	-3.8%
Diluted shares outstanding	589,516,342	590,130,537

(1)	Tax impact of adjustments for executive retirement plans restructuring, MEPP charge, severance charges, US Foods merger costs, change in estimate of self insurance, charges from facility closures and Business Transformation expenses was $60,254 and $68,706 for the 26-week periods ended December 28, 2013 and December 29, 2012, respectively. Amounts are calculated by multiplying the operating income impact of each item by each 26-week period’s effective tax rate.
(2)	Individual components of diluted earnings per share may not add to the total presented due to rounding. Total diluted earnings per share is calculated using adjusted net earnings for certain items and adjusted net earnings - underlying business, both divided by diluted shares outstanding.

NM represents that the percentage change is not meaningful

- more -

Sysco Corporation and its Consolidated Subsidiaries

Non-GAAP Reconciliation (Unaudited)

Impact of Acquired Operations on Operating Expenses

(In Thousands, Except for Share and Per Share Data)

Sysco’s operating expenses in the second quarter and first 26 weeks of fiscal 2014 contain expenses from acquired companies that were not a part of Sysco for all or a portion of the second quarter or first 26 weeks of fiscal 2013. As a result, the increase in Sysco’s operating expenses has been significantly impacted by these acquired companies. Sysco’s results of operations are also impacted by certain items which include charges from restructuring our executive retirement plans, severance charges and charges from facility closures. Management believes that adjusting its operating expenses to remove these items provides an additional view into our expense management and provides meaningful supplemental information to both management and investors that removes these items which are difficult to predict and are often unanticipated, and which, as a result are difficult to include in analyst’s financial models and our investors’ expectations with any degree of specificity. Sysco believes the adjusted operating expense facilitates comparison on a year-over-year basis.

The company uses these non-GAAP measures when evaluating its financial results as well as for internal planning and forecasting purposes. These financial measures should not be used as a substitute in assessing the company’s results of operations for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. As a result, in the tables that follow, each period presented is adjusted to remove the expenses from acquired operations and certain items noted above.

	13-Week	13-Week	13-Week	13-Week
Operating expenses (GAAP)	$1,613,174	$1,569,459	$43,715	2.8%
Impact of Restructuring Executive Retirement Plans	(1,035)	(12,163)	11,128	-91.5
Impact of MEPP charge	(1,451)	(2,457)	1,006	-40.9
Impact of Severance charges	(2,014)	(5,669)	3,655	-64.5
Impact of US Foods Merger costs	(4,352)	—	(4,352)	NM
Impact of Change in Estimate of Self Insurance	(23,841)	—	(23,841)	NM
Impact of Facility Closure charges	(736)	(1,362)	626	-46.0
Operating expenses of acquired operations	(30,461)	—	(30,461)	NM

Adjusted operating expenses (Non-GAAP)	$1,549,284	$1,547,808	$1,476	0.1%

	26-Week	26-Week	26-Week	26-Week
Operating expenses (GAAP)	$3,200,463	$3,120,472	$79,991	2.6%
Impact of Restructuring Executive Retirement Plans	(1,550)	(12,163)	10,613	-87.3
Impact of MEPP charge	(1,451)	(2,457)	1,006	-40.9
Impact of Severance charges	(3,596)	(11,746)	8,150	-69.4
Impact of US Foods Merger costs	(4,352)	—	(4,352)	NM
Impact of Change in Estimate of Self Insurance	(23,841)	—	(23,841)	NM
Impact of Facility Closure charges	(1,475)	(1,750)	275	-15.7
Operating expenses of acquired operations	(67,782)	—	(67,782)	NM

Adjusted operating expenses (Non-GAAP)	$3,096,416	$3,092,356	$4,060	0.1%

Non-GAAP Reconciliation (Unaudited)

Free Cash Flow

(In Thousands)

Free cash flow represents net cash provided from operating activities less purchases of plant and equipment and includes proceeds from sales of plant and equipment. Sysco considers free cash flow to be a liquidity measure that provides useful information to management and investors about the amount of cash generated by the business after the purchases and sales of buildings, fleet, equipment and technology, which may potentially be used to pay for, among other things, strategic uses of cash including dividend payments, share repurchases and acquisitions. We do not mean to imply that free cash flow is necessarily available for discretionary expenditures, however, as it may be necessary that we use it to make mandatory debt service or other payments. Free cash flow should not be used as a substitute in assessing the company’s liquidity for the periods presented. An analysis of any non-GAAP financial measure should be used in conjunction with results presented in accordance with GAAP. In the table that follows, free cash flow for each period presented is reconciled to net cash provided by operating activities.

	26-Week	26-Week	26-Week	26-Week
	Period Ended	Period Ended	Period Change	Period
	Dec. 28, 2013	Dec. 29, 2012	in Dollars	% Change
Net cash provided by operating activities (GAAP)	$458,164	$386,785	$71,379	18.5%
Additions to plant and equipment	(270,432)	(261,576)	(8,856)	-3.4
Proceeds from sales of plant and equipment	23,480	3,229	20,251	627.2

Free Cash Flow (Non-GAAP)	$211,212	$128,438	$82,774	64.4%